EXCUTION VERSION

UNITED STATES
SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 4, 2005

AEP INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-14450	22-1916107
(Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue, South Hackensack, New Jersey 07606
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 641-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2005, Borden Holdings LLC (formerly Borden Inc.) (“Borden”) sold substantially all of its stock in the Registrant to a group of affiliated purchasers, led by Third Point LLC (“Third Point”) (the “Borden Stock Sale”).  In connection with this transaction, as of February 4, 2005, the Registrant entered into an Agreement by and among the Registrant, the Third Point affiliated purchasers and J. Brendan Barba, the Registrant’s Chairman of the Board, President and Chief Executive Officer, concerning certain governance and other matters affecting the Registrant.  Among other things, the Agreement requires the Registrant and Mr. Barba to take all actions under their control to cause, depending on the percentage of stock ownership of the Registrant by Third Point and its affiliated purchasers, up to two persons designated by Third Point to be appointed and elected to the Registrant’s Board of Directors following delivery of a notice to the Registrant and to Mr. Barba exercising such right to designate.  In addition, the Agreement provides the Third Point affiliated purchasers with registration rights in respect of their stock in the Registrant that are substantially similar to the registration rights of Borden under the Governance Agreement referred to below.

In connection with the Borden Stock Sale, as of February 4, 2005, certain of the Third Point affiliated purchasers granted Mr. Barba an irrevocable proxy to vote 660,862  shares of the Registrant’s common stock until the earliest to occur of November 15, 2007 and the occurrence of certain events relating to the Registrant’s 9.875% Senior Subordinated Notes due 2007.  Furthermore, in connection with the Borden Stock Sale, Mr. Barba has agreed not to reduce his beneficial ownership of the voting stock of the Registrant during the period the proxy is in effect.

The Registrant, Borden and the Third Point affiliated purchasers entered into a Limited Release and Waiver pursuant to which, among other things, the Registrant agreed not to take certain actions against Borden and the Third Point affiliated purchasers in connection with the Borden Stock Sale.

The Registrant is a party to a Loan and Security Agreement, dated as of November 20, 2001, with Congress Financial Corporation, as Agent, and other financial institutions, as Lenders.  On February 8, 2005, this Agreement was amended to increase the Registrant’s available line of credit from $85 million to $100 million, and to increase the annual permitted amount for certain repayments of indebtedness and repurchases of securities of the Registrant  and for certain investments from $25 million to $50 million.

Item 5.02 Departure of Directors or Principal Officers:  Election of Directors; Appointment of Principal Officers.

In connection with the Borden Stock Sale, effective February 4, 2005, Matthew Constantino, Eric Press, Robert Seminara and Jordan Zaken, who had been designated as directors by Borden pursuant to the Governance Agreement, dated as of June 20, 1996, between Borden and the Registrant (the “Governance Agreement”), resigned as directors of the Registrant.

Under the Governance Agreement, Borden had the right to designate up to four persons to serve on the Registrant’s ten-person board of directors and to participate in the selection of one independent director, subject to reduction in the event that Borden’s stockholdings are reduced below 25% of the Registrant’s outstanding common stock.  This agreement also provided that the approval of at least two-thirds of the total number of directors, including one director designated by Borden, was required on certain specific board actions, so long as Borden owned at least 25% of the Registrant’s common stock.  As a result of the Borden Stock Sale, Borden’s rights to designate directors and the requirements for a director designated by Borden to approve the taking of certain actions are no longer in effect.

Item 9.01 Financial Statements and Exhibits.

99.1 Agreement dated as of February 4, 2005 by and among the Registrant, the Purchasers Identified Therein, and J. Brendan Barba.

EXHIBIT INDEX

Exhibit Number	Description

99.1

Agreement dated as of February 4, 2005 by and among the Registrant, the Purchasers Indentified Therein, and J. Brendan Barba

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

February 10, 2005	By:	/s/ Paul M. Feeney
Paul M. Feeney
Executive Vice President and Chief Financial Officer